GEODYNAMICS CORPORATION

 BRUCE J. GORDON (LONG-TERM 30,000 SHARE) STOCK PURCHASE OPTION


      THIS (LONG-TERM 30,000 SHARE) STOCK PURCHASE OPTION (the "Option") is made and entered into at Torrance, California on the date hereinafter set forth by and between GEODYNAMICS CORPORATION, a California Corporation, hereinafter called the "Company" and BRUCE J. GORDON, hereinafter called "Gordon").

WHEREAS:

      A. Gordon is the President and Chief Executive Officer of the Company; and

      B. The Company wishes to grant to Gordon this option to purchase stock in the Company in accordance with Section 4.2.1 of Gordon's Employment Agreement with the Company (the "Employment
Agreement").

      NOW, THEREFORE, in consideration of the premises, it is agreed as follows:

           1. GRANT OF OPTION. Subject to the conditions set forth herein, the Company hereby grants to Gordon the right, privilege and option to purchase thirty thousand (30,000) shares (the "Option Shares") of its Common Stock at TEN DOLLARS ($10.00) per share, which shall be increased by fifty cents ($0.50) per share each anniversary of the effective date of the Employment Agreement (the "Option Price"), in the manner hereinafter provided.

           2. TIME OF EXERCISE OF OPTION. This Option may be exercised by Gordon as follows:

                A. Fifteen thousand (15,000) shares shall be immediately exercisable; and

                B.    The  balance  of fifteen thousand  (15,000)
shares  shall  be  exercisable  if  Gordon  is  still  the  Chief
Executive Officer of the Company on December 31, 1995 (which may not be accelerated).

           3. METHOD OF EXERCISE. Stock purchased under this Option shall, at the time of purchase, be paid for in full. To the extent that the right to purchase shares has accrued thereunder, this Option may be exercised, from time to time, by written notice to the Company stating the number of shares with respect to which this Option is being exercised and the time of delivery thereof, which shall be at least fifteen (15) days after the giving of such notice, unless an earlier date shall have been mutually agreed upon. At the time specified in such notice, the Company shall, without transfer or issue tax to Gordon, deliver to him at the main office of the Company, or at such other place as shall be mutually acceptable, a certificate or certificates for such shares, against the payment of the Option Price, in full, for the number of shares to be delivered, by certified or bank cashier's check, or the equivalent thereof acceptable to the Company. Provided, however, that the time of such delivery may be postponed by the Company for such period as may be required for it, with reasonable diligence, to comply with any requirements of any state or federal agency or any securities exchange. Provided, further, that in the event that the
California Commissioner of Corporations has imposed an escrow upon the stock of the Company, said shares shall be delivered to the escrow holder previously designated by said Commissioner of Corporations, rather than to Gordon. If Gordon fails to accept delivery of and pay for all or any part of the number of shares specified in the notice given by Gordon, upon tender and delivery of said shares, Gordon's right to exercise this Option with respect to such undelivered shares shall be terminated.

          4. TERMINATION OF OPTION. Except as herein otherwise stated, this Option, to the extent not theretofore exercised, shall terminate ten (10) years from the effective date of the Employment Agreement.

           5. RECLASSIFICATION, CONSOLIDATION OR MERGER. If, and to the extent that the number of issued shares of Common Stock of the Company shall be increased or reduced by a change in par value, split-up, reclassification, distribution of a dividend payable in stock, or the like (but not dividends payable in cash), the number of Option Shares subject to this Option, and the Option Price therefor, shall be proportionately adjusted. If the Company is reorganized or consolidated, or merged with another corporation, Gordon shall be entitled to receive options covering shares of such reorganized, consolidated or merged Company in the same proportion, at an equivalent price, and subject to the same conditions. For purposes of the preceding sentence, the excess of the aggregate fair market value of the shares subject to this Option immediately after the reorganization, consolidation, or merger over the aggregate Option Price of such shares, shall not be more than the excess of the aggregate fair market value of all shares subject to this Option immediately before such reorganization, consolidation, or merger over the aggregate Option Price of such shares, and the new option or the assumption of the old option shall not give Gordon additional benefits which he did not have under the old option.

           6. RIGHTS PRIOR TO EXERCISE OF OPTION. This Option is non-transferable by Gordon, and is exercisable only by him, and Gordon shall have no rights as a shareholder of shares subject to this Option until payment of the Option Price and the delivery of such shares as herein provided. Provided, however, that this Option may be exercisable by Gordon's executor or personal representative within six (6) months after his death.

           7. RESTRICTIONS ON ISSUANCE OF SHARES. The Company shall not be obligated to sell and issue any shares pursuant to this Option, unless permission to issue said shares has first been obtained from the Commissioner of Corporations of the State of California, and, further, unless the shares with respect to which this Option is being exercised are, at the time, effectively registered, or exempt from registration, under the Securities Act of 1933, as amended.

          8. BINDING EFFECT. This Option shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

      IN WITNESS WHEREOF, the parties have caused this Option to be executed this 14th day of June, 1995.



                              "Company"

                               GEODYNAMICS CORPORATION



                               By:_________________________________


                               Title:_______________________________




                              GORDON:



                              /s/ Bruce J. Gordon
                              BRUCE J. GORDON